Exhibit (a)(11)

SUBJECT: STOCK OPTION EXCHANGE OFFER DEADLINE — 2 DAYS LEFT

The deadline for accepting Hifn’s offer to exchange stock options granted between January 28, 1999 and January 8, 2001 is Friday, December 14, 2001, at 5 p.m. Pacific Standard Time. If you plan to accept this offer, please complete and fax your election forms to (408) 399-3509.